CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 126 to the registration Statement on Form N-1A of Wedbush ETFMG Global Cloud Technology ETF (a series of ETF Managers Trust) of our report dated November 27, 2019 relating to the financial statements and financial highlights of ETFMG Drone Economy Strategy ETF (a series of ETF Managers Trust) included in the September 30, 2019 Annual Report to Shareholders.

We also consent to the references to our Firm under the captions “Fund Service Providers” and “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ WithumSmith+Brown, PC

New York, NY
April 7, 2020